Exhibit 2

PLAN OF CONVERSION

OF

MELROSE COOPERATIVE BANK

(i)

PLAN OF CONVERSION OF

MELROSE COOPERATIVE BANK

ARTICLE I

INTRODUCTION

This Plan of Conversion (the “Plan”) provides for the conversion of Melrose Cooperative Bank, a Massachusetts mutual co-operative bank (the “Bank”), into a Massachusetts stock co-operative bank (the “Conversion”). Capitalized terms used but not defined in this Article I shall have the respective meanings set forth in Article III hereof.

The Board of Directors of the Bank currently contemplates that, following the Conversion, all of the outstanding capital stock of the Bank will be held by a business corporation (the “Stock Holding Company”) and that the Stock Holding Company will issue and sell its common stock (the “Conversion Stock”) upon the terms and conditions set forth herein to Eligible Account Holders, Supplemental Eligible Account Holders and the Tax-Qualified Employee Plans established by the Bank or the Stock Holding Company, according to the respective priorities set forth in the Plan. Any shares not subscribed for by the foregoing classes of Persons may be offered for sale to certain members of the public directly by the Stock Holding Company through a Direct Community Offering and/or a Syndicated Community Offering or through an underwritten firm commitment public offering, or through a combination thereof. The Plan provides for the issuance by the Bank of 100% of its newly outstanding common stock to the Stock Holding Company in exchange for the portion of the net proceeds of the Offering that is not permitted to be retained by the Stock Holding Company. Upon the Conversion, Eligible Account Holders and Supplemental Eligible Account Holders will be granted interests in the Liquidation Account to be established by the Bank pursuant to Section 10.7 hereof.

The Plan is subject to the approval of various regulatory agencies. The Plan must also be approved by the affirmative vote of two-thirds of the Bank’s Shareholders present and voting at a regular or special meeting of such Shareholders and, if required by the FDIC, upon the affirmative vote of a majority of all Shareholders of the Bank. By voting to approve the Plan, the Shareholders will also be approving all steps necessary or incidental to effect the Conversion and will additionally be voting to adopt and approve the articles of incorporation and bylaws for the Stock Holding Company, and the stock charter and bylaws of the Bank.

The Bank, as chartered in the stock form, will succeed to all of the presently existing rights, interests, duties and obligations of the Bank, as chartered in the mutual form, to the extent provided by law. The deposit accounts and loan accounts of the Bank’s customers will not be affected by the Conversion. Upon Conversion, each deposit account holder of the Bank will continue to hold exactly the same deposit account as the holder held immediately before the Conversion. The Conversion will not result in a change in the interest rate or maturity of deposits at the Bank. All deposit accounts in the Bank following the Conversion will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation and the Share Insurance Fund of the Co-operative Central Bank in the same manner as such deposit accounts were insured immediately before the Conversion. There will be no change in the Bank’s loans.

No change in the offices or staff of the Bank is expected as part of the Conversion. The Conversion will not reduce the Bank’s reserves or net worth.

ARTICLE II

BUSINESS PURPOSE

The business purpose of the Conversion is to provide the Bank and the Stock Holding Company with greater operating flexibility and capital resources to respond to changing regulatory and market conditions, and to facilitate corporate transactions, including mergers and acquisitions. The Conversion is intended to enable the Bank to compete and expand more effectively in the financial services marketplace. The Conversion is intended to provide the Bank with additional equity capital which will enable it to increase its reserves and net worth to support future lending and operational growth, branching activities, and to increase its ability to render services to the communities it serves. In addition, after the Conversion, the Stock Holding Company will have the ability to issue additional shares of Conversion Stock to raise additional capital or to issue in connection with mergers or acquisitions, although no additional capital issuance and no specific mergers or acquisitions are planned or contemplated at the present time. In addition, stock ownership by Officers and other Employees of the Stock Holding Company and the Bank has proven to be an effective performance incentive and a means of attracting and retaining qualified personnel. The Board of Directors of the Bank and senior management also believe that the Conversion will be beneficial to the communities within the Bank’s primary market area. The Conversion will provide local customers and other residents with an opportunity to become equity owners of the Stock Holding Company, and thereby participate in the possible stock price appreciation and cash dividends, which is consistent with the objective of being a locally owned financial institution servicing local financial needs. The Board of Directors of the Bank and management believe that, through expanded local stock ownership, current customers and non-customers who purchase Conversion Stock will seek to enhance the financial success of the Bank through consolidation of their banking business and increased referrals to the Bank. Finally, in connection with the Conversion the Bank intends to establish and fund a charitable foundation in order to complement the Bank’s existing community reinvestment activities and to share with the Bank’s local community a part of the Bank’s financial success as a community-based financial institution.

ARTICLE III

DEFINITIONS

As used in the Plan, the terms set forth below have the following meanings:

3.1. ACTING IN CONCERT. The term “ACTING IN CONCERT” means: (a) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement; or (b) Persons seeking to combine or pool their voting or other interests (such as subscription rights) in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. When Persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is Acting in Concert shall be made solely by the Board of Directors of the Bank or the Board of

Directors of the Stock Holding Company, as applicable, or their respective Officers as delegated by such Boards, and may be based on any evidence upon which such Board or such delegatee chooses to rely, including, without limitation, joint account relationships or the fact that such Persons have filed joint Schedules 13D with the SEC with respect to other companies. Persons living at the same address, whether or not related, will be deemed to be Acting in Concert unless otherwise determined by the Board or such delegatee. Directors of the Bank and directors of the Stock Holding Company shall not be deemed to be Acting in Concert solely as a result of their membership on any such board or boards.

3.2. AFFILIATE. An “AFFILIATE” of, or a Person “AFFILIATED” with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.

3.3. APPLICATION. The application, including a copy of the Plan, submitted by the Bank to the Commissioner for approval of the Conversion.

3.4. ASSOCIATE. The term “ASSOCIATE,” when used to indicate a relationship with any Person, means: (i) any corporation or organization (other than the Bank, the Stock Holding Company or a majority-owned subsidiary of any thereof) of which such Person is an Officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; (iii) any relative or spouse of such Person or any relative of such spouse, who has the same home as such Person or who is a director or Officer of the Bank or the Stock Holding Company; and (iv) any Person Acting in Concert with any of the Persons or entities specified in clauses (i) through (iii) above; provided, however, that (i) any Tax-Qualified Employee Plan shall not be deemed to be an Associate of any director or Officer of the Bank for the purposes of Section 8.4 hereof, and (ii) any Tax-Qualified or Non-Tax-Qualified Employee Plan shall not be deemed to be an Associate of any director or Officer of the Stock Holding Company or the Bank for any other purpose to the extent provided in the Plan. When used to refer to a Person other than a director or Officer of the Bank or the Stock Holding Company, the Stock Holding Company or the Bank, as applicable, may determine in its sole discretion the Persons that are Associates of other Persons. Directors of the Bank and directors of the Stock Holding Company shall not be deemed to be Associates solely as a result of their membership on such board or boards.

3.5. BANK. Melrose Cooperative Bank, a Massachusetts co-operative bank.

3.6 BROKER-DEALER. The term “Broker-Dealer” means any Person who engages directly or indirectly as agent, broker, or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another Person.

3.7. COMMISSIONER. The Commissioner of Banks of the Commonwealth of Massachusetts.

3.8. COMMUNITY OFFERING. The Direct Community Offering and/or the Syndicated Community Offering.

3.9. CONVERSION. The conversion of the Bank from mutual form to stock form of organization pursuant to the Plan, and all steps incident or necessary thereto, including, as applicable, (i) the issuance of Conversion Stock by the Stock Holding Company in the Offering as provided herein, and (ii) the issuance to the Stock Holding Company of all of the Bank’s common stock to be outstanding upon consummation of the Conversion in exchange for a portion of the net proceeds received by the Stock Holding Company from the sale of the Conversion Stock.

3.10. CONVERSION STOCK. The common stock, par value $0.01 per share, authorized to be issued from time to time by the Stock Holding Company.

3.11. DEPOSIT ACCOUNT. Any withdrawable deposit account offered by the Bank, including, without limitation, savings accounts, NOW account deposits, certificates of deposit, demand deposits, Keogh Plans, SEPs and IRA accounts for which the Bank acts as custodian or trustee, and such other types of deposit accounts as may then have been authorized by Massachusetts or federal law and regulations, but not including repurchase agreements, savings bank life insurance policies or certain escrow accounts.

3.12. DIRECT COMMUNITY OFFERING. The offering of Conversion Stock for sale directly by the Stock Holding Company (i) to the Local Community, as provided in Section 7.6 of the Plan, with preference given to natural persons residing in the Local Community, and then (ii) to the public at large.

3.13. DIVISION. The Division of Banks of the Commonwealth of Massachusetts.

3.14. ELIGIBLE ACCOUNT HOLDER. Any Person holding a Qualifying Deposit on the Eligibility Record Date.

3.15. ELIGIBILITY RECORD DATE. December 31, 2012, the date for determining who qualifies as an Eligible Account Holder.

3.16. EMPLOYEE. The term “EMPLOYEE” does not include a director of the Bank or the Stock Holding Company or an Officer.

3.17. EMPLOYEE PLAN. Any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Plan.

3.18. ESOP. The employee stock ownership plan to be established by the Bank or the Stock Holding Company.

3.19. ESTIMATED VALUATION RANGE. The dollar range of the proposed Offering, as determined by the Independent Appraiser before the Offering and as it may be amended from time to time thereafter. The Estimated Valuation Range may vary within 15% above or 15% below the midpoint of such range, with a possible adjustment by up to 15% above the Range Maximum.

3.20. EXCHANGE ACT. The Securities Exchange Act of 1934, as amended.

3.21. FDIC. The Federal Deposit Insurance Corporation.

3.22. FOUNDATION. Any new and/or existing charitable foundation intended to qualify as an exempt organization under Section 501(c)(3) of the Code that will receive Conversion Stock and/or cash in connection with the Offering.

3.23. GROUP MAXIMUM PURCHASE LIMIT. The limitation on the purchase of shares of Conversion Stock established by Section 8.3, as such limit may be increased pursuant to said Section 8.3.

3.24. INDEPENDENT APPRAISER. The appraiser retained by the Bank to prepare an appraisal of the pro forma market value of the Conversion Stock.

3.25. INDEPENDENT VALUATION. The estimated pro forma market value of the Conversion Stock as determined by the Independent Appraiser.

3.26. INDIVIDUAL MAXIMUM PURCHASE LIMIT. The limitation on the purchase of shares of Conversion Stock established by Section 8.2, as such limit may be increased pursuant to said Section 8.2.

3.27. INFORMATION STATEMENT. The information statement required to be sent to the Shareholders in connection with the Special Meeting.

3.28. LIQUIDATION ACCOUNT. The liquidation account established pursuant to Section 10.7 of the Plan.

3.29. LOCAL COMMUNITY. The City of Melrose, Middlesex County, Commonwealth of Massachusetts.

3.30. MARKETING AGENT. The broker-dealer responsible for organizing and managing the Conversion and assisting with the sale of the Conversion Stock.

3.31. MARKET MAKER. A Broker-Dealer who, with respect to a particular security, (A) (x) regularly publishes bona fide competitive bid and offer quotations in a recognized inter-dealer quotation system or (y) furnishes bona fide competitive bid and offer quotations on request, and (B) is ready, willing and able to effect transactions in reasonable quantities at the Broker-Dealer’s quoted prices with other brokers or dealers.

3.32. NON-TAX-QUALIFIED EMPLOYEE PLAN. Any defined benefit plan or defined contribution plan which is not qualified under Section 401 of the Internal Revenue Code of 1986, as amended.

3.33. OFFERING. The Subscription Offering, the Direct Community Offering and the Syndicated Community Offering.

3.34. OFFICER. The Chairman of the Board, the President, any officer of the level of vice president or above, the Clerk and the Treasurer of the Bank, or the Stock Holding Company, as the case may be.

3.35. PERSON. An individual, a corporation, a partnership, an association, a joint-stock company, a trust (including Individual Retirement Accounts, SEPs and Keogh Accounts), any unincorporated organization or similar association, a government entity or political subdivision or a group Acting in Concert.

3.36. PLAN. This Plan of Conversion, as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.

3.37. QUALIFYING DEPOSIT. The aggregate balances of all Deposit Accounts of an Eligible Account Holder as of the close of business on the Eligibility Record Date or of a Supplemental Eligible Account Holder as of the close of business on the Supplemental Eligibility Record Date, as the case may be, provided that such aggregate balance is not less than $50.

3.38. RANGE MAXIMUM. The valuation which is 15% above the midpoint of the Estimated Valuation Range.

3.39. RANGE MINIMUM. The valuation which is 15% below the midpoint of the Estimated Valuation Range.

3.40. REGULATIONS. The regulations of the Division regarding the conversion of a co-operative bank from mutual to stock form.

3.41. SEC. The Securities and Exchange Commission.

3.42. SHAREHOLDER. A depositor or holder of any shares or accounts in the Bank, also referred to as a “member.”

3.43. SPECIAL MEETING. The Special Meeting of Shareholders called for the purpose of voting on the Plan.

3.44. STOCK HOLDING COMPANY. The stock-form holding company that will own 100% of the outstanding capital stock of the Bank upon consummation of the Conversion.

3.45. SUBSCRIPTION OFFERING. The offering of Conversion Stock to Persons holding non-transferrable subscription rights pursuant to the Plan.

3.46. SUBSCRIPTION PRICE. The price per share, as provided in Section 5.2 of the Plan, at which the Conversion Stock will be sold in the Offering.

3.47. SUBSIDIARY. A company that is controlled by another company, either directly or indirectly through one or more subsidiaries.

3.48. SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER. Any Person (other than Officers or directors, as applicable, of the Bank, or their respective Associates) holding a Qualifying Deposit on the Supplemental Eligibility Record Date.

3.49. SUPPLEMENTAL ELIGIBILITY RECORD DATE.                     , the date for determining who qualifies as a Supplemental Eligible Account Holder.

3.50. SYNDICATED COMMUNITY OFFERING. At the discretion of the Stock Holding Company, the offering of Conversion Stock through a syndicate of Broker-Dealers following or contemporaneously with the Direct Community Offering.

3.51. TAX-QUALIFIED EMPLOYEE PLAN. Any defined benefit plan or defined contribution plan (including the ESOP, any stock bonus plan, profit-sharing plan, 401(k) plan or other plan) of the Bank, the Stock Holding Company or any of their respective Affiliates, which, with its related trusts, meets the requirements to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended.

ARTICLE IV

GENERAL PROCEDURE FOR CONVERSION

4.1. PRECONDITIONS TO CONVERSION. The Conversion is expressly conditioned upon prior occurrence of the following:

4.1.1 Approval of the Plan by the affirmative vote of two-thirds of the Shareholders present and voting at a regular or special meeting of such Shareholders and, if required by the FDIC, upon the affirmative vote of a majority of all Shareholders of the Bank.

4.1.2 Approval by the Commissioner of the Application, and approval by such other state and federal regulatory authorities as may be required to effect consummation of the Conversion.

4.2. SUBMISSION OF PLAN TO COMMISSIONER. The Bank will submit the Plan to the Commissioner as part of the Application, together with a copy of the proposed Information Statement and all other material required by the Regulations, for approval by the Commissioner. The Bank must also receive either a private letter ruling from the Internal Revenue Service or an opinion of its counsel as to the federal income tax consequences of the Conversion, substantially to the effect that the Conversion will not result in any adverse federal income tax consequence to the Bank, the Stock Holding Company, Eligible Account Holders or Supplemental Eligible Account Holders. Upon a determination by the Commissioner that the Application is complete, the Bank will publish and post public announcements and notices of the Application as required by the Commissioner and the Regulations.

4.3. SPECIAL MEETING OF SHAREHOLDERS TO APPROVE THE PLAN. Following approval of the Plan by the Commissioner, the Special Meeting shall be scheduled in accordance with the Bank’s Bylaws, and the Plan (as revised in response to comments received from the Commissioner) and any additional information required pursuant to the Regulations, will be submitted to the Shareholders for their consideration and approval at the Special Meeting. The Bank will mail to each Shareholder a copy of the Information Statement not less than seven (7) days before the Special Meeting. Following approval of the Plan by the Shareholders, the Bank intends to take such steps as may be appropriate pursuant to applicable laws and regulations to convert the Bank to a Massachusetts co-operative bank in the stock form and to otherwise effect the Conversion.

4.4. THE STOCK HOLDING COMPANY. The Board of Directors of the Bank will take all necessary steps to form the Stock Holding Company and for the Stock Holding Company to complete the Offering, including the timely filing of all necessary applications to appropriate regulatory authorities and the filing of a registration statement to register the sale of the Conversion Stock with the SEC.

4.5. BANK CHARTER AND BYLAWS. In connection with the Conversion, the Bank shall take appropriate steps to cause the Charter and Bylaws of the Bank to be modified and restated.

4.6. CONVERSION PROCEDURES. The Conversion will be effected in any manner selected by the Board of Directors of the Bank which is consistent with the purposes of this Plan and applicable laws and regulations. The choice of which method to use to effect the Conversion will be made by the Board of Directors of the Bank immediately before the consummation of the Conversion. Approval of the Plan by the Board of Directors and Shareholders of the Bank shall also constitute (i) approval of the formation of the Stock Holding Company as set forth herein and (ii) approval of any other of the transactions that are necessary to implement the Plan.

4.7. OFFER AND SALE OF CONVERSION STOCK.

4.7.1. If the Shareholders approve the Plan, and upon receipt of all required regulatory approvals, the Conversion Stock will be offered for sale in a Subscription Offering simultaneously to Eligible Account Holders, Supplemental Eligible Account Holders, any Tax-Qualified Employee Plan, and directors, Officers and Employees in the manner set forth in Article VII hereof. The Subscription Offering period will run for no less than twenty (20) but no more than forty-five (45) days from the date of distribution of the Subscription Offering materials, unless extended by the Stock Holding Company with the approval of the Commissioner. If feasible, any Conversion Stock remaining may then be sold to the general public through a Direct Community Offering as provided in Article VII hereof, which may be held either subsequent to or concurrently with the Subscription Offering.

4.7.2. If feasible, shares of Conversion Stock remaining unsold after completion of the Subscription Offering and a Direct Community Offering may, in the sole discretion of the Stock Holding Company, be sold in a Syndicated Community Offering (which may commence following or contemporaneously with the Direct Community Offering). If for any reason a Syndicated Community Offering cannot be effected, the Stock Holding Company will use its best efforts to obtain other purchasers in order to meet the Range Minimum, subject to the approval of the Commissioner. The sale of all shares of Conversion Stock to be sold pursuant to this Plan must be completed within forty-five (45) days after the last day of the Subscription Offering period, subject to the extension of such forty-five (45) day period by the Stock Holding Company with the approval of the Commissioner. The Stock Holding Company may seek one or more extensions of such forty-five (45) day period if necessary to complete the sale of shares of Conversion Stock. If all available shares of Conversion Stock are sold in the Subscription Offering and any Direct Community Offering, there will be no Syndicated Community Offering and the Conversion will be consummated upon completion of the Subscription Offering or the Direct Community Offering, as the case may be.

ARTICLE V

SHARES OF CONVERSION STOCK TO BE OFFERED

5.1. CONVERSION STOCK. The Conversion Stock to be issued in the Conversion shall be fully paid and non-assessable. The total number of shares of Conversion Stock authorized under the Stock Holding Company’s Charter will exceed the number of shares of Conversion Stock to be issued in the Conversion. CONVERSION STOCK WILL NOT BE COVERED BY DEPOSIT INSURANCE.

5.2. INDEPENDENT VALUATION, PURCHASE PRICE AND NUMBER OF SHARES.

5.2.1 INDEPENDENT VALUATION. The Independent Appraiser shall be employed by the Bank to provide it with an Independent Valuation as required by the Regulations, which value shall be included in the prospectus (as described in Section 6.1 of this Plan) filed with the Commissioner and the SEC. The directors of the Bank shall thoroughly review and analyze the methodology and fairness of the Independent Valuation. The Independent Valuation will be made by a written report to the Bank, contain the factors upon which the Independent Valuation was made and conform to procedures adopted by the Commissioner. The Independent Valuation provided by the Independent Appraiser to the Bank before the commencement of the Subscription Offering will contain an Estimated Valuation Range of aggregate prices for the Conversion Stock to be sold in the Offering, which range shall be based on the anticipated pro forma market value of the Conversion Stock. Such Estimated Valuation Range will establish a midpoint and will vary within 15% above such midpoint (the “Range Maximum”) to 15% below such midpoint (the “Range Minimum”). The Independent Appraiser shall also present to the Bank at the close of the Subscription Offering an updated valuation of the pro forma market value of the Conversion Stock.

5.2.2 SUBSCRIPTION PRICE. All shares sold in the Conversion will be sold at a uniform price of $10.00 per share (the “Subscription Price”). The aggregate value for all shares of Conversion Stock issued in the Conversion valued for such purpose at the Subscription Price will be equal to the estimated consolidated pro forma market value of the Conversion Stock, as determined for such purpose by the Independent Appraiser.

5.2.3 NUMBER OF SHARES. The total number of shares (and a range thereof) of Conversion Stock to be issued and offered for sale will be determined by the Stock Holding

Company immediately before the commencement of the Subscription Offering based on the Independent Valuation, the Estimated Valuation Range and the Subscription Price. The Independent Valuation, and such number of shares, shall be subject to adjustment thereafter if necessitated by market or financial conditions, with the approval of the Commissioner. In particular, the total number of shares may be increased by up to 15% above the Range Maximum if the Independent Valuation is increased after the commencement of the Subscription Offering to reflect changes in market and financial conditions and the resulting aggregate purchase price is not more than 15% above the Range Maximum.

5.2.4 INCREASE OR DECREASE IN NUMBER OF SHARES. The number of shares of Conversion Stock to be sold in the Offering may be increased or decreased by the Stock Holding Company, subject to the following provisions. If the aggregate purchase price of the number of shares of Conversion Stock ordered is below the minimum of the Estimated Valuation Range, or materially above the Range Maximum, resolicitation of purchasers may be required, provided, however, that a resolicitation will not be required if the number of shares increases by up to 15% above the Range Maximum. Any such resolicitation shall be effected in such manner and within such time as the Stock Holding Company shall establish, with the approval of the Commissioner.

5.2.5 CONFIRMATION OF VALUATION. Notwithstanding the foregoing, no sale of Conversion Stock may be consummated unless and until the Independent Appraiser confirms to the Bank and to the Commissioner that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of all shares of Conversion Stock ordered, at the Subscription Price, is incompatible with its estimate of the aggregate consolidated pro forma market value of the Conversion Stock. An increase in the aggregate value of the Conversion Stock by up to 15% above the Range Maximum would not be deemed to be material. If such confirmation is not received, the Bank may cancel the Conversion, resolicit and extend the Conversion and establish a new Subscription Price and/or Estimated Valuation Range, or hold a new Conversion or take such other action as the Commissioner may permit. The estimated pro forma market value of the Conversion Stock shall be determined for such purpose by an Independent Appraiser on the basis of such appropriate factors as are not inconsistent with the Regulations and will be confirmed upon completion of the Conversion. In any case, the total number of shares of Conversion Stock to be issued in the Conversion will be determined by the Bank as follows: (a) the estimated aggregate pro forma market value of the Conversion Stock, immediately after Conversion as determined by the Independent Appraiser, expressed in terms of a specific aggregate dollar amount rather than as a range, shall be divided by (b) the Subscription Price.

ARTICLE VI

SUBSCRIPTION RIGHTS AND ORDERS FOR CONVERSION STOCK

6.1. DISTRIBUTION OF PROSPECTUS. The Conversion shall be conducted in compliance with the Regulations and applicable SEC regulations. As soon as practicable after the prospectus prepared by the Bank and the Stock Holding Company has been declared effective by the Commissioner and the SEC, copies of the prospectus and order forms will be distributed to all Eligible Account Holders, to all Supplemental Eligible Account Holders and to any Tax-Qualified Employee Plan, at their last known addresses appearing on the records of the Bank for the purpose of subscribing for shares of Conversion Stock in the Subscription Offering and will be made available (if and when a Community Offering is held) for use by Persons in the Community Offering.

6.2. ORDER FORMS. Each order form will be preceded or accompanied by the prospectus describing the Stock Holding Company, the Bank, the Conversion Stock and the Offerings. Each order form will contain, among other things, the following:

6.2.1 A specified date by which all order forms must be received by the Stock Holding Company, which date shall be not less than twenty (20) nor more than forty-five (45) days following the date on which the order forms are mailed by the Stock Holding Company, and which date will constitute the expiration of the Subscription Offering, unless extended;

6.2.2 The Subscription Price per share for the shares of Conversion Stock to be sold in the Offering;

6.2.3 A description of the minimum and maximum number of shares of Conversion Stock that may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Offering;

6.2.4 Instructions as to how the recipient of the order form is to indicate thereon the number of shares of Conversion Stock for which such Person elects to subscribe and the available alternative methods of payment therefor;

6.2.5 An acknowledgment that the recipient of the order form has received a copy of the prospectus before execution of the order form;

6.2.6 A statement indicating the consequences of failing to properly complete and return the order form, including a statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Stock Holding Company within the Subscription Offering period such properly completed and executed order form, together with a check or money order in the full amount of the purchase price as specified in the order form for the shares of Conversion Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the order form that the Bank withdraw said amount from a Deposit Account at the Bank maintained by such Person, but only if the Bank elects to permit such withdrawals from the type of such Deposit Account); and

6.2.7 A statement to the effect that the executed order form, once received by the Stock Holding Company, may not be modified or amended by the subscriber without the consent of the Stock Holding Company.

Notwithstanding the above, the Stock Holding Company reserves the right in its sole discretion to accept or reject orders received on photocopied or faxed order forms.

6.3. UNDELIVERED, DEFECTIVE, EARLY OR LATE ORDER FORM; INSUFFICIENT PAYMENT. In the event order forms (a) are not delivered for any reason or are returned undelivered to the Stock Holding Company by the United States Postal Service, (b) are received by the Stock Holding Company prior to or on the date of the Special Meeting of Shareholders, (c) are not received by the Stock Holding Company or are received by the Bank after the expiration date specified thereon, (d) are defectively filled out or executed, (e) are not accompanied by the full required payment for the shares of Conversion Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (f) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the Subscription Rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the contemplated order form within the time period specified thereon; provided, however, that the Stock Holding Company may, but will not be required to, waive any immaterial irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as the Stock Holding Company may specify, and all interpretations by the Bank and the Stock Holding Company, as applicable, of terms and conditions of this Plan and of the order forms will be final.

6.4. PAYMENT FOR CONVERSION STOCK.

6.4.1 All payments for Conversion Stock subscribed for or ordered in the Conversion must be delivered in full to the Stock Holding Company, together with a properly completed and executed order form, except in the case of the Syndicated Community Offering, on or before the expiration date specified on the order form, unless such date is extended by the Bank and the Stock Holding Company; provided, however, that if any Employee Plan subscribes for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Conversion Stock subscribed for by such plans at the Subscription Price upon consummation of the Conversion, provided, however, that, in the case of the ESOP there is in force from the time of its subscription until the consummation of the Conversion, a loan commitment to lend to the ESOP, at such time, the aggregated Subscription Price of the shares for which it subscribed. The Stock Holding Company or the Bank may make scheduled discretionary contributions to an Employee Plan provided such contributions from the Bank, if any, do not cause the Bank to fail to meet its regulatory capital requirement. Payment for Conversion Stock may also be made by a participant in an Employee Plan (including the Bank’s 401(k) plan) causing funds held for such participant’s benefit by an Employee Plan to be paid over for such purchase to the extent that such plan allows participants or any related trust established for the benefit of such participants to direct that some or all of their individual accounts or sub-accounts be invested in Conversion Stock.

6.4.2 Payment for Conversion Stock shall be made either by check, bank draft or money order, or if a purchaser has a Deposit Account in the Bank (and if the Bank has elected to permit such withdrawals from the type of Deposit Account maintained by such Person), such purchaser may pay for the shares subscribed for by authorizing the Bank to make a withdrawal from the purchaser’s Deposit Account at the Bank in an amount equal to the aggregate purchase price of such shares. No wire transfers will be accepted. Any authorized withdrawal, whether from a savings, passbook or certificate account, shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirements, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook savings rate. Funds for which a withdrawal is authorized will remain in the purchaser’s Deposit Account but may not be used by the purchaser pending consummation of the Conversion or expiration of the 45-day period (or such longer period as may be approved by the Commissioner) following termination of the Subscription Offering, whichever occurs first. After consummation of the Conversion, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Subscription Price. Interest submitted will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest on checks and money orders will be paid by the Bank at the Bank’s passbook savings rate. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Conversion. If for any reason the Conversion is not consummated, all payments made by subscribers in the Conversion will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal.

ARTICLE VII

STOCK PURCHASE PRIORITIES

7.1. PRIORITIES FOR OFFERING. All purchase priorities established by this Article VII shall be subject to the purchase limitations set forth in, and shall be subject to adjustment as provided in, Article VIII of this Plan. In addition to the priorities set forth in this Article VII, the Bank may establish other priorities for the purchase of Conversion Stock, subject to the approval of the Commissioner. The priorities for the purchase of shares in the Conversion are set forth in the following Sections.

7.2. CERTAIN DETERMINATIONS. All interpretations or determinations of whether prospective purchasers are “RESIDENTS,” “ASSOCIATES,” or “ACTING IN CONCERT” and any other interpretations of any and all other provisions of the Plan shall be made by and at the sole discretion of the Bank and the Stock Holding Company, as applicable, and may be based on whatever evidence the Bank or the Stock Holding Company may choose to use in making any such determination.

7.3. MINIMUM PURCHASE; NO FRACTIONAL SHARES. The minimum purchase by any Person shall be 25 shares (to the extent that shares of Conversion Stock are available for purchase), provided, however, that the aggregate purchase price for any minimum share purchase shall not exceed $500. No fractional shares will be allocated or issued.

7.4. OVERVIEW OF PRIORITIES. In descending order of priority, the opportunity to purchase Conversion Stock shall be given in the Subscription Offering to: (1) Eligible Account Holders; (2) Supplemental Eligible Account Holders; and (3) Tax-Qualified Employee Plans. Any shares of Conversion Stock that are not subscribed for in the Subscription Offering at the discretion of the Stock Holding Company may be offered for sale in a Direct Community Offering and/or a Syndicated Community Offering on terms and conditions and procedures satisfactory to the Stock Holding Company.

7.5. PRIORITIES FOR SUBSCRIPTION OFFERING.

7.5.1 FIRST PRIORITY: ELIGIBLE ACCOUNT HOLDERS. Upon approval of the Plan by the Shareholders and the receipt of permission from the Commissioner and SEC to offer the Conversion Stock for sale, each Eligible Account Holder shall receive, without payment therefor, nontransferable subscription rights on a first priority basis to subscribe for a number of shares of Conversion Stock equal to the greatest of (x) a number determined by dividing the Individual Maximum Purchase Limit (as such term is defined in Section 8.2) by the per share Subscription Price, (y) one-tenth of one percent (0.10%) of the shares offered in the Conversion, or (z) 15 times the product (rounded down to the nearest whole number) obtained by multiplying (1) the total number of shares of Conversion Stock to be offered in the Conversion by (2) a fraction, of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders. If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each such subscribing Eligible Account Holder to purchase a number of shares of Conversion Stock sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares of Conversion Stock will be allocated pro rata to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber’s Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. Subscription rights to purchase Conversion Stock received by directors and Officers of the Bank (and their Associates) based on their increased deposits in the Bank in the one year preceding the Eligibility Record Date shall be subordinated to the subscription rights of other Eligible Account Holders. To ensure proper allocation of stock, each Eligible Account Holder must list on his or her subscription order form all Deposit Accounts in which he or she had an ownership interest as of the Eligibility Record Date.

7.5.2 SECOND PRIORITY: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, each Supplemental Eligible Account Holder shall receive non-transferable subscription rights to subscribe for a number of shares of Conversion Stock equal to the greatest of (x) a number determined by dividing the Individual Maximum Purchase Limit by the per share Subscription Price, (y) one-tenth of one percent (0.10%) of the shares offered in the Conversion, or (z) 15 times the product (rounded down to the nearest whole number) obtained by multiplying (1) the total number of shares of Conversion Stock to be offered in the Conversion by (2) a fraction, of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders. In the event Supplemental Eligible Account Holders subscribe for a number of shares of Conversion Stock which, when added to the shares subscribed for by Eligible Account Holders, exceeds available shares, the available shares of Conversion Stock will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares of Conversion Stock sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber’s Qualifying Deposit on the Supplemental Eligibility Record Date bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

7.5.3 THIRD PRIORITY: TAX-QUALIFIED EMPLOYEE PLANS. To the extent there are shares remaining after satisfaction of subscriptions by Eligible Account Holders and Supplemental Eligible Account Holders, the Tax-Qualified Employee Plans shall be given the opportunity to purchase in the aggregate up to 10% of the Conversion Stock issued in the Conversion. If the Tax-Qualified Employee Plans are not able to fill their orders in the Offering, then the Tax-Qualified Employee Plans may purchase shares in the open market following consummation of the Conversion.

7.6. PRIORITIES FOR DIRECT COMMUNITY OFFERING.

7.6.1 Any shares of Conversion Stock not subscribed for in the Subscription Offering may be offered for sale in a Direct Community Offering. This will involve an offering of all unsubscribed shares of Conversion Stock directly to the general public. The Direct Community Offering, if any, shall be for a period of not more than forty-five (45) days unless extended by the Stock Holding Company, and shall commence concurrently with, during or promptly after the Subscription Offering. The Stock Holding Company may use a broker, dealer or investment banking firm or firms on a best efforts basis to sell the unsubscribed shares in the Subscription and Direct Community Offering. The Stock Holding Company may pay a commission or other fee to such entity or entities as to the shares sold by such entity or entities in the Subscription and Direct Community Offering and may also reimburse such entity or entities for reasonable expenses incurred in connection with the sale. The Conversion Stock will be offered and sold in the Direct Community Offering, in accordance with the Regulations, so as to achieve the widest distribution of the Conversion Stock. In making the Direct Community Offering, the Stock Holding Company will give preference to natural persons residing in the Local Community. Orders accepted in the Direct Community Offering shall be filled up to a maximum not to exceed 2% of the Conversion Stock offered in the Conversion, and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. No Person may subscribe for or purchase more than the Individual Maximum Purchase Limit of Conversion Stock in the Direct Community Offering. The Stock Holding Company, in its sole discretion, may reject subscriptions, in whole or in part, received from any Person under this Section 7.6.

7.6.2 In the event of an oversubscription for shares in the Direct Community Offering, available shares will be allocated (to the extent shares remain available) first to cover orders of natural Persons residing in the Local Community, so that each such Person may receive 100 shares, and thereafter, on a pro rata basis to such Persons based on the amount of their respective subscriptions or on such other reasonable basis as may be determined by the Stock Holding Company. If oversubscription does not occur among natural Persons residing in the Local Community, the allocation process to cover orders of other Person subscribing for shares in the Direct Community Offering shall be as described above for natural Persons.

7.6.3 The terms “RESIDENT,” “RESIDENCE,” “RESIDE,” or “RESIDING” as used herein with respect to any Person shall mean any Person who occupies a dwelling within the Local Community, has an intent to remain within the Local Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Local Community together with an indication that such presence within the Local Community is not merely transitory in nature. To the extent the Person is a corporation or other business entity, the principal place of business or headquarters must be in the Local Community. The Bank may use deposit or loan records or such other evidence provided to it to determine whether a Person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Bank or the Stock Holding Company.

7.7. PRIORITIES FOR SYNDICATED COMMUNITY OFFERING.

7.7.1 Any shares of Conversion Stock not sold in the Subscription Offering or in the Direct Community Offering, if any, may be offered for sale to the general public by a selling group of Broker-Dealers in a Syndicated Community Offering, subject to terms, conditions and procedures as may be determined by the Stock Holding Company in a manner that is intended to achieve the widest distribution of the Conversion Stock subject to the rights of the Stock Holding Company to accept or reject in whole or in part all orders in the Syndicated Community Offering. No Person may purchase in the Syndicated Community Offering more than the Individual Maximum Purchase Limit of Conversion Stock. It is expected that the Syndicated Community Offering will commence as soon as practicable after termination of the Direct Community Offering, if any. The Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein. The commission in the Syndicated Community Offering shall be determined by a marketing agreement between the Stock Holding Company and the Marketing Agent. Such agreement shall be filed with the Division and the SEC.

7.7.2 If for any reason a Syndicated Community Offering of unsubscribed shares of Conversion Stock cannot be effected or is not deemed to be advisable, and any shares remain unsold after the Subscription Offering and the Community Offering, if any, the Stock Holding Company may seek to make other arrangements for the sale of the remaining shares in order to meet the Range Minimum, including an underwritten public offering. Such other arrangements will be subject to the approval of the Commissioner and to compliance with applicable state and federal securities laws.

ARTICLE VIII

ADDITIONAL LIMITATIONS ON PURCHASES OF CONVERSION STOCK

8.1. GENERAL. Purchases of Conversion Stock in the Conversion will be subject to the purchase limitations set forth in this Article VIII.

8.2. INDIVIDUAL MAXIMUM PURCHASE LIMIT. This Section 8.2 sets forth the “INDIVIDUAL MAXIMUM PURCHASE LIMIT.” No Person (or Persons exercising subscription rights through a single Qualifying Deposit held jointly) may purchase in the Offering (including the Subscription Offering and the Direct Community Offering) more than $300,000 of Conversion Stock, except that: (i) the Stock Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, (x) increase such Individual Maximum Purchase Limit to up to 5% of the number of shares of Conversion Stock offered in the Conversion or (y) decrease such Individual Maximum Purchase Limit to no less than one-tenth of one percent (0.10%) of the number of shares of Conversion Stock offered in the Conversion; and (ii) Tax-Qualified Employee Plans may purchase up to 10% of the shares issued in the Conversion. If the Stock Holding Company increases the Individual Maximum Purchase Limit (as permitted by this Section 8.2), subscribers in the Subscription Offering who ordered the previously-effective maximum amount will be, and certain other large subscribers in the sole discretion of the Stock Holding Company may be, given the opportunity to increase their subscriptions up to the then applicable limit. Requests to purchase additional shares of Conversion Stock under this provision will be determined by the Stock Holding Company, in its sole discretion.

8.3. GROUP MAXIMUM PURCHASE LIMIT. This Section 8.3 sets forth the “GROUP MAXIMUM PURCHASE LIMIT.” No Person and his or her Associates or group of Persons Acting in Concert, may purchase in the Offering more than $400,000 worth of Conversion Stock offered in the Conversion, except that: (i) the Stock Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, (x) increase such Group Maximum Purchase Limit to up to 5% of the number of shares of Conversion Stock offered in the Conversion or (y) decrease such Group Maximum Purchase Limit to no less than one-tenth of one percent (0.10%) of the number of shares of Conversion Stock offered in the Conversion; and (ii) Tax-Qualified Employee Plans may purchase up to 10% of the shares issued in the Conversion. Notwithstanding the foregoing, in the event that the Stock Holding Company increases the Individual Maximum Purchase Limit (as permitted by Section 8.2) to a number that is in excess of the Group Maximum Purchase Limit established by this Section 8.3, the Group Maximum Purchase Limit shall automatically be increased so as to be equal to the Individual Maximum Purchase Limit, as adjusted.

8.4. PURCHASES BY OFFICERS AND DIRECTORS. The aggregate number of shares of Conversion Stock to be purchased in the offering by Officers and directors of the Bank (and their Associates) shall not exceed 30% of the total number of shares of Conversion Stock issued in the Conversion.

8.5. SPECIAL RULE FOR TAX-QUALIFIED EMPLOYEE PLANS. Shares of Conversion Stock purchased by any individual participant (“PLAN PARTICIPANT”) in a Tax-Qualified Employee Plan using funds therein pursuant to the exercise of subscription rights granted to such Participant in his individual capacity as an Eligible Account Holder or Supplemental Eligible Account Holder shall not be deemed to be purchases by a Tax-Qualified Employee Plan for purposes of calculating the maximum amount of Conversion Stock that Tax-Qualified Employee Plans may purchase pursuant to this Plan, if the individual Plan Participant controls or directs the investment authority with respect to such account or subaccount.

8.6. ILLEGAL PURCHASES. Notwithstanding any other provision of the Plan, no Person shall be entitled to purchase any Conversion Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. The Stock Holding Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

8.7. REJECTION OF ORDERS. The Stock Holding Company has the right in its sole discretion to reject any order submitted by a Person whose representations the Stock Holding Company believes to be false or who it otherwise believes, either alone or Acting in Concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the Plan.

8.8. SUBSCRIBERS IN NON-QUALIFIED STATES OR IN FOREIGN COUNTRIES. The Stock Holding Company, in its sole discretion, may make reasonable efforts to comply with the securities laws of any state in the United States in which its depositors reside, and will only offer and sell the Conversion Stock in states in which the offers and sales comply with such states’ securities laws. However, no Person will be offered or allowed to purchase any Conversion Stock under the Plan if he or she resides in a foreign country or in a state of the United States with respect to which any of the following apply: (i) the offer or sale of shares of Conversion Stock to such Persons would require the Stock Holding Company or its Employees to register, under the securities laws of such state or foreign country, as a broker or dealer or to register or otherwise qualify its securities for sale in such state or foreign country; or (ii) such registration or qualification would be impracticable for reasons of cost or otherwise.

8.9. NO OFFER TO TRANSFER SHARES. Before the consummation of the Conversion, no Person shall offer to transfer, or enter into any agreement or understanding to transfer the legal or beneficial ownership of any subscription rights or shares of Conversion Stock, except pursuant to the Plan. The following shall not constitute impermissible transfers under this Plan. Any Person having subscription rights in his or her individual capacity as an Eligible Account Holder or Supplemental Eligible Account Holder may exercise such subscription rights by causing a tax-qualified plan to make such purchase using funds allocated to such Person in such tax-qualified plan if such individual plan participant controls or directs the investment authority with respect to such account or subaccount. A tax-qualified plan that maintains an Eligible Deposit Account in the Bank as trustee for or for the benefit of a Person who controls or directs the investment authority with respect to such account or subaccount (“BENEFICIARY”) may, in exercising its subscription rights, direct that the Conversion Stock be issued in the name of such individual Beneficiary in his or her individual capacity.

8.10. CONFIRMATION BY PURCHASERS. Each Person ordering Conversion Stock in the Conversion will be deemed to confirm that such purchase does not conflict with the purchase limitations in the Plan. All questions concerning whether any Persons are Associates or a Group Acting in Concert or whether any purchase conflicts with the purchase limitations in the Plan or otherwise violates any provision of the Plan shall be determined by the Stock Holding

Company in its sole discretion. Such determination shall be conclusive, final and binding on all Persons and the Stock Holding Company may take any remedial action, including without limitation rejecting the purchase or referring the matter to the Commissioner for action, as in its sole discretion the Stock Holding Company may deem appropriate.

ARTICLE IX

ESTABLISHMENT AND FUNDING OF CHARITABLE FOUNDATION

As part of the Conversion, the Stock Holding Company and the Bank intend to establish the Foundation, which will qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code, and to donate to the Foundation cash and/or shares of Conversion Stock, in an aggregate amount up to 8% of the value of the shares of Conversion Stock sold in the Offering. The Foundation is being formed in connection with the Conversion in order to complement the Bank’s existing community reinvestment activities and to share with the Bank’s local community a part of the Bank’s financial success as a community-based financial institution. The funding of the Foundation with Conversion Stock accomplishes this goal as it enables the community to share in the growth and profitability of the Stock Holding Company and the Bank over the long-term.

The Foundation will be dedicated to the promotion of charitable purposes including community development, grants or donations to support housing assistance, not-for-profit community groups and other types of organizations or civic-minded projects. The Foundation will annually distribute total grants to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair market value of Foundation assets each year, less certain expenses. In order to serve the purposes for which it was formed and maintain its Section 501(c)(3) qualification, the Foundation may sell, on an annual basis, a limited portion of the Conversion Stock contributed to it by the Stock Holding Company.

The board of directors of the Foundation will include persons who are Officers or directors of the Stock Holding Company or the Bank. For at least five years after the organization of the Stock Holding Company, except for temporary periods resulting from death, resignation, removal or disqualification, at least (i) one director of the Foundation will be an independent director who is unaffiliated with the Bank or the Stock Holding Company, who is from the Bank’s local community and who has experience with local community charitable organizations and grant making, and (ii) at least one director will be a person who is also a member of the Board of Directors of the Bank.

The board of directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation.

The establishment of the Foundation and contribution of Conversion Stock and cash to the Foundation in connection with the Conversion will require the prior approval of the Division and the Stockholders of the Bank.

ARTICLE X

POST OFFERING MATTERS

10.1. STOCK PURCHASES AFTER THE CONVERSION. For a period of three years after the Conversion, no Officer or director of the Stock Holding Company or the Bank, or his or her Associates, may purchase, without the prior written approval of the Commissioner, any Conversion Stock, except from a broker-dealer registered with the SEC, provided that the foregoing shall not apply to (x) negotiated transactions involving more than 1% of the outstanding Conversion Stock, or (y) purchases of stock made by and held by or otherwise made pursuant to any Tax-Qualified or Non-Tax-Qualified Employee Plan of the Bank or the Stock Holding Company even if such stock is attributable to Officers, directors or their Associates.

10.2. RESALES OF STOCK BY MANAGEMENT PERSONS. Conversion Stock purchased in the Conversion by Officers and directors of the Bank or the Stock Holding Company may not be resold for a period of at least one year following the date of purchase, except in the case of death or substantial disability, as determined by the Commissioner, of such person, or upon the written approval of the Commissioner.

10.3. STOCK CERTIFICATES. Each stock certificate shall bear a legend giving appropriate notice of the restrictions set forth in Section 10.2. Appropriate instructions shall be issued to the Stock Holding Company’s transfer agent with respect to applicable restrictions on transfers of such stock. Any shares of stock issued as a stock dividend, stock split or otherwise with respect to such restricted stock, shall be subject to the same restrictions as apply to the restricted stock.

10.4. RESTRICTION ON FINANCING STOCK PURCHASES. The Stock Holding Company will not offer or sell any of the Conversion Stock proposed to be issued to any Person whose purchase would be financed by funds loaned, directly or indirectly, to the Person by the Stock Holding Company, the Bank or any of their Affiliates.

10.5. STOCK BENEFIT PLANS. The Board of Directors of the Bank and/or the Board of Directors of the Stock Holding Company are permitted under the Regulations, and may decide, to adopt one or more stock benefit plans for the benefit of the Employees, Officers and directors of the Bank and Stock Holding Company, including an ESOP, an employer stock fund option in a 401(k) plan, stock award plans and stock option plans, which will be authorized to purchase Conversion Stock and grant options for Conversion Stock. However, only the Tax-Qualified Employee Plans will be permitted to purchase Conversion Stock in the Conversion subject to the purchase priorities set forth in the Plan. Pursuant to the Regulations, the Stock Holding Company may authorize the ESOP and any other Tax-Qualified Employee Plans to purchase in the aggregate up to 10% of the Conversion Stock to be issued. The Bank or the Stock Holding Company may make scheduled discretionary contributions to one or more Tax-Qualified Employee Plans to purchase Conversion Stock or to purchase issued and outstanding shares of Conversion Stock or authorized but unissued shares of Conversion Stock subsequent to the completion of the Conversion, provided, however, that such contributions do not cause the Bank to fail to meet any of its regulatory capital requirements.

10.6. MARKET FOR CONVERSION STOCK. The Stock Holding Company shall:

10.6.1 Use its best efforts to encourage and assist a Market Maker to establish and maintain a market for the Conversion Stock;

10.6.2 Use its best efforts to list the Conversion Stock on a national or regional securities exchange, or on the Nasdaq system; and

10.6.3 Register the Conversion Stock with the SEC pursuant to the Exchange Act, and undertake not to deregister such Conversion Stock for a period of three years thereafter.

10.7. LIQUIDATION ACCOUNT.

10.7.1 The Bank shall, at the time of the Conversion, establish a Liquidation Account in an amount equal to the net worth of the Bank as of the date of the latest consolidated statement of financial condition contained in the final Prospectus distributed in connection with the Conversion. The function of the Liquidation Account is to establish a priority on liquidation and, except as otherwise provided in this Section 10.7, the existence of the Liquidation Account shall not operate to restrict the use or application of any of the net worth accounts of the Bank or the Stock Holding Company. The Liquidation Account will be maintained by the Bank for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain Deposit Accounts with the Bank following the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to each Deposit Account, hold a related inchoate interest in a portion of the Liquidation Account balance, in relation to each Deposit Account balance at the Eligibility Record Date or Supplemental Eligibility Record Date, as the case may be, or to such balance as it may be subsequently reduced, as hereinafter provided. The initial Liquidation Account balance shall not be increased, and shall be subject to downward adjustment to the extent of any downward adjustment of any subaccount balance of any Eligible Account Holder or Supplemental Eligible Account Holder in accordance with the Regulations.

10.7.2 In the unlikely event of a complete liquidation of the Bank (and only in such event), following all liquidation payments to creditors (including those to depositors to the extent of their Deposit Accounts) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the Liquidation Account, in the amount of the then-adjusted subaccount balances for his or her deposit accounts then held, before any liquidating distribution may be made to any holder of the Bank’s capital stock. No merger, consolidation, reorganization, or purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transactions with an FDIC-insured institution, in which the Bank is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the Liquidation Account shall be assumed by the surviving institution.

10.7.3 The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and/or Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the Liquidation Account by a fraction, the numerator of which is the amount of such Eligible Account Holder’s or Supplemental Eligible Account Holder’s Qualifying

Deposit and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Bank. For Deposit Accounts in existence on both dates, separate subaccounts shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on such record dates. Such initial subaccount balance shall not be increased by additional Deposits, but shall be subject to downward adjustment as described below.

10.7.4 If, at the close of business on the last day of any period for which the Stock Holding Company has prepared audited financial statements subsequent to the effective date of the Conversion, the deposit balance in the Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the lesser of: (i) the balance in the Deposit Account at the close of business on the last day of any period for which the Stock Holding Company has prepared audited financial statements subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date; or (ii) the amount in such Deposit Account as of the Eligibility Record Date or Supplemental Eligibility Record Date, then the subaccount balance for such Deposit Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in the balance of such Deposit Account. In the event of such downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount shall be reduced to zero. For purposes of this Section 10.7, a time account shall be deemed to be closed upon its maturity date regardless of any renewal thereof. A distribution of each subaccount balance may be made only in the event of a complete liquidation of the Bank subsequent to the Conversion and only out of funds available for such purpose after payment of all creditors.

10.7.5 The Bank shall not be required to set aside funds for the purpose of establishing the Liquidation Account, and the creation and maintenance of the Liquidation Account shall not operate to restrict the use or application of any of the net worth accounts of the Bank, except that the Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its net worth to be reduced below the amount required for the Liquidation Account.

10.8. PAYMENT OF DIVIDENDS. The Bank may not declare or pay a cash dividend on its outstanding capital stock if the effect thereof would cause its regulatory capital to be reduced below the amount required to maintain the Liquidation Account and under FDIC rules and regulations. Otherwise, the Bank and the Stock Holding Company may declare dividends in accordance with applicable laws and regulations.

10.9. REPURCHASE OF CONVERSION STOCK. The Stock Holding Company has no present intention of repurchasing any of the Conversion Stock. However, based upon facts and circumstances following the Conversion and subject to applicable regulatory and accounting requirements, the Board of Directors of the Stock Holding Company may determine to repurchase stock in the future. Such facts and circumstances may include but not be limited to: (i) market and economic factors such as the price at which the Conversion Stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the opportunity to improve the Stock Holding Company’s return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or the purchase of shares by the ESOP in the event the ESOP is unable to acquire shares in the Subscription Offering, or to fund the any stock plans adopted after the consummation of the Conversion; and (iii) any other circumstances in which repurchases would be in the best interests of the Stock Holding Company and its stockholders.

10.10. CONVERSION EXPENSES. The Regulations require that the expenses of the Conversion must be reasonable. The Bank will use its best efforts to assure that the expenses incurred by the Bank and the Stock Holding Company in effecting the Conversion will be reasonable.

10.11. PUBLIC INSPECTION OF CONVERSION APPLICATION. The Bank and the Stock Holding Company will maintain a copy of the Application in the main banking office of the Bank and such copy will be available for public inspection.

10.12. ENFORCEMENT OF TERMS AND CONDITIONS. Each of the Bank and the Stock Holding Company shall have the right to take all such action as it, in its sole discretion, may deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in the Plan and the terms, conditions and representations contained in the Order Forms, including, but not limited to, the right to require any subscriber or purchaser to provide evidence, in a form satisfactory to the Bank and the Stock Holding Company, of such Person’s eligibility to subscribe for or purchase shares of the Conversion Stock under the terms of the Plan and the absolute right (subject only to any necessary regulatory approvals or concurrence) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Conversion Stock that it believes might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all Persons, and the Stock Holding Company, the Bank and their Board of Directors, Board of Directors, Officers, Employees and agents shall be free from any liability to any Person on account of any such action.

10.13. VOTING RIGHTS FOLLOWING CONVERSION. Following the Conversion, the holders of the capital stock of the Stock Holding Company shall have exclusive voting rights in the Stock Holding Company.

ARTICLE XI

RESTRICTIONS ON ACQUISITION OF THE STOCK HOLDING COMPANY

The articles of incorporation of the Stock Holding Company may contain a provision stipulating that in no event shall the record owners of any outstanding shares of common stock of the Stock Holding Company that are beneficially owned by a person who beneficially owns in excess of 10% of such outstanding shares be entitled or permitted to any vote with respect to any shares held in excess of 10%. In addition, the articles of incorporation and bylaws of the Stock Holding Company may contain provisions that prohibit cumulative voting for the election of directors, provide for staggered terms for directors, limit the calling of special meetings, require supermajority shareholder votes to amend certain provisions of the articles of incorporation, allow the Board of Directors to issue preferred stock and increase the amount of authorized capital stock without shareholder approval, provide certain qualifications and restrictions for election as director and certain advance notice requirements for shareholder proposals and nominations.

A.	For the purposes of this Article XI:

(1)	The term “person” includes an individual, a firm, a corporation or other entity;

(2)	The term “offer” includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value;

(3)	The term “acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise; and

(4)	The term “security” includes non-transferable subscription rights issued pursuant to a plan of conversion as well as a “security” as defined in Section 2(a)(1) of the Securities Act of 1933, as amended.

ARTICLE XII

MISCELLANEOUS

12.1. INTERPRETATION OF PLAN. All interpretations of the Plan and application of its provisions to particular circumstances by the Bank and the Stock Holding Company shall be final, subject to the authority of the Commissioner. When a reference is made in this Plan to Sections or Articles, such reference shall be to a Section of or Article to the Plan unless otherwise indicated. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan. Whenever the words “include,” “includes” or “including” are used in the Plan, they shall be deemed to be followed by the words “without limitation.”

12.2. AMENDMENT OR TERMINATION OF THE PLAN. If deemed necessary or desirable, the terms of the Plan may be substantively amended by the Board of Directors of the Bank as a result of comments from regulatory authorities or otherwise at any time before approval of the Plan by the Commissioner and at any time thereafter with the concurrence of the Commissioner. If amendments to the Plan are made after the Special Meeting, no further approval of the Shareholders will be necessary unless otherwise required by the Commissioner. The Plan may be terminated by the Board of Directors in its sole discretion, at any time before the Special Meeting and at any time thereafter with the concurrence of the

Commissioner. The Plan will terminate if the sale of all shares of Conversion Stock is not completed within twenty four (24) months from the date of approval of the Plan by the Board of Directors.

Dated: February 27, 2014